EXHIBIT 99.1
For Immediate Release	Contact: Shawn M. Harrington
December 23, 2003	(860) 644-1551

GEORGE M. GENTILE TO RETIRE AS CHAIRMAN OF GERBER SCIENTIFIC;
WILL CONTINUE TO SERVE AS A DIRECTOR

DONALD P. AIKEN NAMED CHAIRMAN-ELECT

South Windsor, CT - Gerber Scientific, Inc. (NYSE: GRB) today announced that George M. Gentile, 67, will retire as Chairman of the Board, effective February 1, 2004. Mr. Gentile, whose association with the Company spans more than 40 years, will continue to serve as a Director. Donald P. Aiken, 60, has been elected Chairman of the Board, effective February 1, 2004. Mr. Aiken has served Gerber Scientific as a Director since 1997.

Marc T. Giles, President and Chief Executive Officer of Gerber Scientific, said, "George has made countless contributions to Gerber Scientific's growth and success over a period of more than four decades. We can only admire his sustained record of service to the Company, as it likely will never be equaled, and we are most pleased that he will continue as a Director. I am particularly grateful to George for his willingness to come out of retirement two years ago to help with the transition of our new management team."

Commenting on the election of Mr. Aiken, Mr. Giles said, "We are delighted that Don has agreed to expand his role by serving as Chairman of Gerber Scientific. He is an enormously talented and capable executive whose wisdom, judgement and deep experience in automation technologies and process industries have already proved tremendously valuable to the Company."

Mr. Gentile joined Gerber Scientific in 1963. He held a number of key management positions during his career, including Senior Vice President, Finance from 1977 to 1996. He was then named Chief Executive Officer, a position he held until June 1998. He served as Chairman of the Board from 1996 to 1998, and emerged from retirement in November 2001 to serve again as Chairman.

Mr. Aiken is President and CEO of ABB Inc., the U.S. arm of ABB, and President of ABB Automation Technologies Division USA. He will retire from ABB prior to his serving as Chairman of Gerber Scientific. ABB is a technology-based provider of power and automation products, systems, solutions, and services. In the United States, ABB employs nearly 9,500 at manufacturing sites and other facilities in 40 states. ABB Group is headquartered in Zurich, and employs about 120,000 people in approximately 100 countries.

Mr. Aiken has more than 30 years experience in the process industries, including the chemical, oil and gas, metals, and pulp and paper industries. He previously served as President of ABB Industrial Systems, and from 1993 to 1998, he was Senior Vice President and General Manager of ABB's pulp and paper division.

Mr. Aiken is a member of The Business Roundtable, which develops policies and action plans that foster vigorous economic growth and a dynamic global economy. He holds a bachelor's degree in chemical engineering and a master's in pulp and paper technology from the University of Maine. He later earned an MBA from Boston University, and has participated in the global business consortium program at the London Business School.

About Gerber Scientific, Inc.

Gerber Scientific is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 2003 and October 31, 2003 and its Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the company assumes no obligation to update or revise any forward-looking statements contained in this release.